Exhibit 99.1

FTC Solar Announces First Quarter 2025 Financial Results

First Quarter Highlights and Recent Developments

•
First quarter revenue of $20.8 million, up 58% q/q, above target
•
Cost efficiencies drive operating expenses to multi-year low
•
Seeing increased customer interest and activity including bid activity up 60% y/y
•
Upsized promissory note offering expected to close in Q2
•
Strengthened Board of Directors with addition of two new members

AUSTIN, Texas — May 1, 2025– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced financial results for the first quarter that ended March 31, 2025.

“We’re pleased to report first quarter results which were ahead of target mid-points on all metrics,” said Yann Brandt, President and Chief Executive Officer of FTC Solar. “In recent months we have added multiples of our current annual revenue run rate to our backlog, signed agreements totaling more than 6.5 gigawatts with Tier 1 customers, added incremental liquidity for our balance sheet, strengthened our sales team, further strengthened our product offering and capabilities, and increased our commercial traction with bids on many gigawatts of future projects.

“Much of our recent momentum has been driven by the significant expansion of our innovative and differentiated 1P product line, including high wind offerings up to 150mph, terrain-following options, large stow range, compatibility across module manufacturers and types, and the upcoming availability of 100% domestic content. This compelling product line has helped drive significant increases in customer visits, bidding volume, average project size and customer access.

“Overall, I’m bullish on the long-term potential and prospects for FTC Solar. We’re well positioned in a growth market to take significant share, with the right combination of people and products, providing the best value for our customers. Our priority is to demonstrate continued progress and convert the increased customer interest and wins into sustainable growth and profitability.”

Summary Financial Performance: Q1 2025 compared to Q1 2024

	U.S. GAAP		Non-GAAP(c)
	Three months ended March 31,
(in thousands, except per share data)	2025	2024	2025	2024
Revenue	$20,803	$12,587	$20,803	$12,587
Gross margin percentage	(16.6%)	(16.7%)	(14.4%)	(13.7%)
Total operating expenses	$7,113	$10,394	$6,645	$8,702
Loss from operations(a)	$(10,560)	$(12,502)	$(9,750)	$(10,655)
Net loss	$(3,819)	$(8,771)	$(10,801)	$(10,873)
Diluted loss per share(b)	$(0.58)	$(0.70)	$(0.84)	$(0.87)

(a)
Adjusted EBITDA for Non-GAAP
(b)
Prior year amounts per share have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024
(c)
See below for reconciliation of Non-GAAP financial measures to the nearest comparable GAAP measures

The contracted portion of the company's backlog1 now stands at approximately $482 million.

First Quarter Results

Total first-quarter revenue was $20.8 million, which was above our target range. This revenue level represents an increase of 57.6% compared to the prior quarter and an increase of 65.3% compared to the year-earlier quarter due to higher product volumes.

GAAP gross loss was $3.4 million, or 16.6% of revenue, compared to gross loss of $3.8 million, or 29.1% of revenue, in the prior quarter. Non-GAAP gross loss was $3.0 million or 14.4% of revenue. The result for this quarter compares to non-GAAP gross loss of $1.7 million in the prior-year period.

GAAP operating expenses were $7.1 million. On a non-GAAP basis, operating expenses were $6.6 million. This result compares to non-GAAP operating expenses of $8.7 million in the year-ago quarter.

GAAP net loss was $3.8 million or $0.58 per diluted share, compared to a loss of $12.2 million or $0.96 per diluted share in the prior quarter and a net loss of $8.8 million or $0.70 per diluted share (post-split) in the year-ago quarter. Adjusted EBITDA loss, which excludes an approximate $5.9 million net gain from the change in fair value of the warrant liability, gain from collection of a contingent earnout payment and other non-cash items, was $9.8 million, compared to Adjusted EBITDA losses of $9.8 million(2) in the prior quarter and $10.7 million in the year-ago quarter.

Subsequent Events

The company announced today the appointments of Darrell Jackson and Max Sultan to its Board of Directors. The appointments were effective as of April 28, 2025.

Mr. Jackson brings more than 30 years of executive and Board leadership experience to FTC Solar. He has been the CEO of The Efficace Group, an executive coaching and consulting firm, since 2018. Prior to Efficace, he served as President and CEO of Seaway Bank and Trust Company. Earlier in his career, he spent more than 19 years at Northern Trust Company, serving in various roles, including as EVP and President of Wealth Management, and spent approximately 14 years with BMO Harris. Mr. Jackson currently serves on the Janus Henderson Funds Board of Trustees, is an independent director for Amalgamated Financial Corporation, and is on the Board of Directors of two privately held companies, Dome Construction, Inc., and William R. Gray and Company. Mr. Jackson earned a BA in Communications from St. Xavier University and holds an Executive MBA degree from the Kellogg Graduate School of Management at Northwestern University.

Mr. Sultan is currently a partner at Applied Value Group, a strategy and operations management consulting firm, having joined the firm in August 2013. He has led consulting engagements on issues including sourcing and supply chain, product design and innovation, and commercial excellence, and has worked with several renewable energy clients. Mr. Sultan has been a member of the Board of Directors of ES Solar, a private residential and commercial installer based in Utah since June 2023. He has previously served on the Boards of Applied Value Technologies and Division 5, LLC. Mr. Sultan holds a Bachelor of Business Administration degree from the Goizueta Business School at Emory University. Mr. Sultan was nominated to the Board by AV Securities, Inc., pursuant to the terms of the Promissory Note placement which closed in December 2024.

Outlook

For the second quarter, we expect revenue at the midpoint of our guidance range to show continued sequential growth relative to the first quarter. We continue to expect 2025 revenue to be weighted toward the second half and continue to expect to achieve adjusted EBITDA breakeven on a quarterly basis within 2025.

(in millions)	1Q'25 Guidance	1Q'25 Actual	2Q'25 Guidance(3)
Revenue	$18.0 – $20.0	$20.8	$19.0 – $24.0
Non-GAAP Gross Loss	$(4.8) – $(2.3)	$(3.0)	$(4.4) – $(2.0)
Non-GAAP Gross Margin	(26.6%) – (11.7%)	(14.4%)	(23.4%) – (8.5%)
Non-GAAP operating expenses	$7.7 – $8.4	$6.6	$7.8 – $8.6
Non-GAAP adjusted EBITDA	$(13.3) – $(10.0)	$(9.8)	$(13.3) – $(10.0)

First Quarter 2025 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its first quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at https://investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. The term ‘backlog’ or ‘contracted and awarded’ refers to the combination of our executed contracts (contracted) and awarded orders (awarded), which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, or that a contract once executed may be subsequently amended, supplemented, rescinded, cancelled or breached, including in a manner that impacts the timing and amounts of payments due thereunder, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

2. A reconciliation of prior quarter Non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of our Form 8-K filed on March 31, 2025.

3. We do not provide a quantitative reconciliation of our forward-looking non-GAAP guidance measures to the most directly comparable GAAP financial measures because certain information needed to reconcile those measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures as a result of changes in project schedules by our customers that may occur, which are outside of our control, and the impact, if any, of credit loss provisions, asset impairment charges, restructuring or changes in the timing and level of indirect or overhead spending, as well as other matters, that could occur which could significantly impact the related GAAP financial measures.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC, our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. Any forward-looking statements in this release speak only as of the date on which they are made. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended March 31,
(in thousands, except shares and per share data)	2025	2024
Revenue:
Product	$18,202	$10,905
Service	2,601	1,682
Total revenue	20,803	12,587
Cost of revenue:
Product	20,111	12,367
Service	4,139	2,328
Total cost of revenue	24,250	14,695
Gross loss	(3,447)	(2,108)
Operating expenses
Research and development	924	1,439
Selling and marketing	1,136	2,388
General and administrative	5,053	6,567
Total operating expenses	7,113	10,394
Loss from operations	(10,560)	(12,502)
Interest expense	(711)	(317)
Interest income	6	181
Gain from disposal of investment in unconsolidated subsidiary	3,204	4,085
Gain from change in fair value of warrant liability	4,604	—
Other income, net	4	36
Loss from unconsolidated subsidiary	(112)	(265)
Loss before income taxes	(3,565)	(8,782)
(Provision for) benefit from income taxes	(254)	11
Net loss	(3,819)	(8,771)
Other comprehensive income (loss):
Foreign currency translation adjustments	28	(181)
Comprehensive loss	$(3,791)	$(8,952)
Net loss per share:
Basic(*)	$(0.30)	$(0.70)
Diluted(*)	$(0.58)	$(0.70)
Weighted-average common shares outstanding:
Basic(*)	12,888,695	12,556,938
Diluted(*)	14,588,972	12,556,938

___________

(*)	Prior year amounts per share and number of shares, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$5,909	$11,247
Accounts receivable, net of allowance for credit losses of $1,625 and $1,717 at March 31, 2025 and December 31, 2024, respectively	44,238	39,709
Inventories	6,828	10,144
Prepaid and other current assets	14,123	15,028
Total current assets	71,098	76,128
Operating lease right-of-use assets	959	1,149
Property and equipment, net	1,951	2,217
Goodwill	7,173	7,139
Equity method investment	842	954
Other assets	2,038	2,341
Total assets	$84,061	$89,928
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$14,636	$12,995
Accrued expenses	23,245	20,134
Income taxes payable	407	325
Deferred revenue	2,237	5,306
Other current liabilities	10,373	10,313
Total current liabilities	50,898	49,073
Long-term debt	10,169	9,466
Operating lease liability, net of current portion	344	411
Warrant liability	4,916	9,520
Other non-current liabilities	2,206	2,422
Total liabilities	68,533	70,892
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of March 31, 2025 and December 31, 2024	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 13,068,309 and 12,853,823 shares issued and outstanding as of March 31, 2025 and December 31, 2024	1	1
Treasury stock, at cost; 1,076,257 shares as of March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	367,601	367,318
Accumulated other comprehensive loss	(514)	(542)
Accumulated deficit	(351,560)	(347,741)
Total stockholders’ equity	15,528	19,036
Total liabilities and stockholders’ equity	$84,061	$89,928

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(3,819)	$(8,771)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	280	1,639
Depreciation and amortization	302	404
Gain from change in fair value of warrant liability	(4,604)	—
Gain from sale of property and equipment	(3)	—
Amortization of debt discount and issue costs	210	177
Paid-in-kind non-cash interest	492	—
Provision (credit) for obsolete and slow-moving inventory	—	177
Loss from unconsolidated subsidiary	112	265
Gain from disposal of investment in unconsolidated subsidiary	(3,204)	(4,085)
Warranties issued and remediation added	1,045	838
Warranty recoverable from manufacturer	80	98
Credit loss provisions(reversals)	(92)	670
Deferred income taxes	426	225
Lease expense and other	327	309
Impact on cash from changes in operating assets and liabilities:
Accounts receivable	(4,437)	(1,770)
Inventories	3,316	(116)
Prepaid and other current assets	918	45
Other assets	(216)	(226)
Accounts payable	1,688	3,989
Accruals and other current liabilities	2,539	(6,200)
Deferred revenue	(3,069)	1,285
Other non-current liabilities	(415)	(523)
Lease payments and other, net	(359)	(287)
Net cash used in operations	(8,483)	(11,857)
Cash flows from investing activities:
Purchases of property and equipment	(83)	(432)
Proceeds from sale of property and equipment	3	—
Equity method investment in Alpha Steel	—	(1,035)
Proceeds from disposal of investment in unconsolidated subsidiary	3,204	4,085
Net cash provided by investing activities	3,124	2,618
Cash flows from financing activities:
Proceeds from stock option exercises	3	—
Net cash provided by financing activities	3	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	18	(59)
Decrease in cash, cash equivalents and restricted cash	(5,338)	(9,298)
Cash and cash equivalents at beginning of period	11,247	25,235
Cash, cash equivalents and restricted cash at end of period	$5,909	$15,937

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision for (benefit from) income taxes, (ii) interest expense, net, (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, (vi) loss from changes in fair value of our warrant liability, and (vii) Chief Executive Officer ("CEO") transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits). We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from changes in fair value of our warrant liability from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt discount and issue costs and intangibles, (ii) stock-based compensation, (iii) loss from changes in fair value of our warrant liability, (iv) CEO transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits), and (v) the income tax expense (benefit) of those adjustments, if any. We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from change in fair value of our warrant liability from net loss in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three months ended March 31, 2025 and 2024, respectively:

	Three months ended March 31,
(in thousands, except percentages)	2025	2024
U.S. GAAP revenue	$20,803	$12,587
U.S. GAAP gross loss	$(3,447)	$(2,108)
Depreciation expense	173	168
Stock-based compensation	243	216
Severance costs	34	—
Non-GAAP gross loss	$(2,997)	$(1,724)
Non-GAAP gross margin percentage	(14.4%)	(13.7%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three months ended March 31, 2025 and 2024, respectively:

	Three months ended March 31,
(in thousands)	2025	2024
U.S. GAAP operating expenses	$7,113	$10,394
Depreciation expense	(129)	(102)
Amortization expense	—	(134)
Stock-based compensation	(37)	(1,423)
CEO transition	(160)	—
Non-routine legal fees	—	(33)
Reverse stock split	(1)	—
Severance costs	(141)	—
Non-GAAP operating expenses	$6,645	$8,702

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three months ended March 31, 2025 and 2024, respectively:

	Three months ended March 31,
(in thousands)	2025	2024
U.S. GAAP loss from operations	$(10,560)	$(12,502)
Depreciation expense	302	270
Amortization expense	—	134
Stock-based compensation	280	1,639
CEO transition	160	—
Non-routine legal fees	—	33
Reverse stock split	1	—
Severance costs	175	—
Other income, net	4	36
Loss from unconsolidated subsidiary	(112)	(265)
Adjusted EBITDA	$(9,750)	$(10,655)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net loss for the three months ended March 31, 2025 and 2024, respectively:

	Three months ended March 31,
	2025		2024
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(3,819)	$(3,819)	$(8,771)	$(8,771)
Reconciling items -
Provision for (benefit from) income taxes	254	—	(11)	—
Interest expense	711	—	317	—
Interest income	(6)	—	(181)	—
Amortization of debt discount and issue costs in interest expense	—	210	—	177
Depreciation expense	302	—	270	—
Amortization of intangibles	—	—	134	134
Stock-based compensation	280	280	1,639	1,639
Gain from disposal of investment in unconsolidated subsidiary(a)	(3,204)	(3,204)	(4,085)	(4,085)
Gain from change in fair value of warrant liability(b)	(4,604)	(4,604)	—	—
CEO transition(c)	160	160	—	—
Non-routine legal fees(d)	—	—	33	33
Reverse stock split(e)	1	1	—	—
Severance costs(f)	175	175	—	—
Adjusted Non-GAAP amounts	$(9,750)	$(10,801)	$(10,655)	$(10,873)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic(g)	N/A	$(0.84)	N/A	$(0.87)
Diluted(g)	N/A	$(0.84)	N/A	$(0.87)

Weighted-average common shares outstanding:
Basic(g)	N/A	12,888,695	N/A	12,556,938
Diluted(g)	N/A	12,888,695	N/A	12,556,938

(a)

We exclude the gain from collections of contingent contractual amounts arising from the sale in 2021 of our investment in an unconsolidated subsidiary as these amounts are not considered part of our normal ongoing operations.

(b)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(c)

In connection with hiring a new CEO in August 2024, we agreed to upfront and incremental sign-on bonuses (collectively, the "sign-on bonuses"), a portion of which was paid to our CEO in 2024, with clawback provisions over the next two years, and a portion of which will be paid in 2025 and 2026, all contingent upon continued employment as of the payment date. These sign-on bonuses will be expensed each period through October 1, 2026, to reflect the required service periods. We do not view these sign-on bonuses as being part of the normal on-going compensation arrangements for our CEO.

(d)	Non-routine legal fees represent legal fees and other costs incurred for specific matters that were not ordinary or routine to the operations of the business.
(e)

We incurred incremental professional fees in 2025 relating to final reconciliation of information relating to our stock compensation awards as a result of the Reverse Stock Split that was consummated effective November 29, 2024.

(f)	Severance costs in 2025 were due to restructuring changes.
(g)	Prior year shares and amounts, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.